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                                                                 EXHIBIT 3.83.01


                                  AMENDMENT TO
                         THE ARTICLES OF INCORPORATION
                                       OF
                       SALEM RADIO REPRESENTATIVES, INC.

     The Articles of Incorporation of Salem Radio Representatives, Inc. ("the Corporation"), are amended as follows:

     ARTICLE IV, SECTION I entitled "Authorized Shares" shall be amended to read as follows "the aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock of the par value of ten cents ($.10) each."

I hereby certify that: (a) I am the duly elected and acting Secretary of the Corporation; (b) the foregoing amendment to the Articles of Incorporation of the Corporation was duly and adopted by unanimous written consent of the sole shareholder as of March 20, 1996, in accordance with article 9.10 of the Texas Business Corporation Act, and any written noted required by such article has been given; (c) the sole shareholder shall surrender its shares to the Corporation and thereon, the Corporation shall issue a new shares as set forth in Article IV, Section I, as amended; (d) the stated capital of the Corporation shall be reduced to $100 from $5,000.


/s/ ERIC H. HALVORSON
---------------------------
Eric H. Halvorson